May 2, 2007

Tod Nielsen
c/o Borland Software Corporation
20450 Stevens Creek Blvd., Suite 800
Cupertino, CA 95014

Re: Addendum to Employment Agreement

Dear Mr. Nielsen:

This letter documents the agreement of Borland Software Corporation (the “Company”) to provide you with certain relocation benefits in connection with the Company’s relocation of its headquarters from Cupertino, California to Austin, TX. You have voluntarily agreed to relocate to Austin and, in consideration for such agreement, the Company will provide you with the following relocation benefits:

1.	Reimbursement of reasonable, customary transaction costs related to the sale of your current principal residence in the San Francisco Bay Area;

2.	Reimbursement of reasonable, customary non-recurring buyer’s closing costs (including without limitation loan original fees) related to the purchase of a new principal residence in the Austin, Texas, area, subject however to a reimbursement cap on such costs equal to two percent (2%) of the purchase price of the new residence;

3.	Reasonable expenses associated with moving and the temporary storage of household goods and automobiles;

4.	Reasonable expenses for travel, lodging and meals related to the relocation for you and your immediate family; and

5.	A lump sum payment of twenty-five thousand dollars ($25,000), net of taxes as described below, intended for incidentals and other relocation-related expenses not reimbursed above.

The Company will reimburse you for any expenses you pay directly and will increase such amounts to assist with any federal or state taxes on such reimbursed amounts as well as the cash payment for incidentals. Except as expressly modified herein, all terms and conditions under the Company’s relocation benefits provided our relocation service provider shall be applicable to your relocation.

Reference is made to the Employment Agreement between you and the Company dated November 1, 2005, as amended (the “Employment Agreement”). This letter shall be an addendum to the Employment Agreement and constitutes the entire agreement relating to your relocation to Austin, Texas, superceding all prior agreements, or written, with respect to the benefits the Company will provide with respect to such relocation. Except as expressly modified herein, all other terms and conditions of the Employment Agreement remain in full force and effect.

Borland Software Corporation

By:	/s/ John F. Olsen

	John F. Olsen Chairman of the Board of Directors	Agreed to this 2nd day of May, 2007:

/s/ Tod Nielsen

Tod Nielsen